Exhibit 99.1

The Stephan Co. to Voluntarily Delist From NYSE-AMEX and Deregister Shares

FORT LAUDERDALE, Fla., November 25, 2009 – The Stephan Co. (NYSE-AMEX: TSC) (the "Company"), today announced that its Board of Directors, after analyzing the advantages and disadvantages of remaining listed on the NYSE-AMEX and having its shares registered with the Securities and Exchange Commission, has decided to file a Form 25, Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act, with the Securities and Exchange Commission and NYSE-AMEX.

The Company has been considering this change for more than a year and had notified shareholders of this possibility in a letter from its Chairman and CEO, Frank F. Ferola, in early 2009 and in the Company’s Annual Report on Form 10-K in April 2009.

The Company expects its common stock to be quoted in the over-the-counter market on the Pink Sheets, a centralized electronic quotation service, in the near future.  The Company plans to apply for listing on the OTCQX, the highest reporting-quality level of the pink sheets.  The Company plans to provide quarterly and audited annual information to its shareholders.

On the effective date of the NYSE-AMEX delisting the Company intends to file a Form 15, Notice of Termination of Registration or Suspension of Duty to File, with the Securities and Exchange Commission to immediately terminate its reporting obligations under the Exchange Act.

The Company has concluded that shareholder value is best served by reducing the costs of compliance, the demands on management time, and the Company resources required to maintain its listed and registered status.

The Stephan Co., founded in 1897, is a provider of hair care, beauty and barber supplies.

CONTACT:  The Stephan Co.
Robert C. Spindler
Vice President & Chief Financial Officer
(954) 971-0600